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                                                                    EXHIBIT 99.1



TORONTO March 5, 2001 - Innofone.com Inc., (NQB: INNF) today announced that its principal subsidiary Innofone Canada Inc., was served on March 1st, 2001 with a Petition for a Receiving Order pursuant to Section 43 of the Bankruptcy & Insolvency Act of Canada. This petition was filed by a creditor and requests that Innofone Canada Inc., be adjudged a bankrupt on the grounds that it has "ceased to meet its obligations generally as they become due". A hearing on the Petition is scheduled on March 13th, 2001 before the Registrar of the Bankruptcy and Insolvency Division of the Superior Court for the District of Montreal situated at 10 St. Antoine Street East, Room 16.10 at 9:00 a.m.

The Company does not believe that Innofone Canada Inc., has committed any act or failed to do anything in the course and conduct of its business that would give rise to the granting of such an Order as requested by the Petitioner creditor. The Company further believes that although a dispute exists between Innofone Canada Inc., and the Petitioner/Creditor, the dispute should be resolved by discussions and/or resort to the civil court process and not pursuant to Canadian Bankruptcy legislation.

The Company intends to retain Counsel in the Province of Quebec and move to strike the requested Petition. The Company believes the Petition is without merit, and Innofone Canada, Inc., intends to vigorously defend this action.


FORWARD-LOOKING STATEMENTS

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the communications industry, market acceptance risks, technological development risks and other risks and uncertainties, including those outlined in Innofone.com's Form 10SB under "Risk Factors" and other filings with the Securities and Exchange Commission that are difficult to predict. Such forward-looking statements are not guarantees of performance and Innofone's actual results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Innofone undertakes no obligation to publicly update any forward-looking statements to reflect new information, events, or circumstances after the date of this release.